                                                                       EXHIBIT 5


                              TROUTMAN SANDERS LLP
                                ATTORNEYS AT LAW
                         A LIMITED LIABILITY PARTNERSHIP


                              BANK OF AMERICA PLAZA
                     600 PEACHTREE STREET, N.E. - SUITE 5200
                           ATLANTA, GEORGIA 30308-2216
                             TELEPHONE: 404-885-3000
                             FACSIMILE: 404-885-3995

                                  July 3, 2002


Allied Holdings, Inc.
160 Clairemont Avenue, Suite 200
Decatur, Georgia  30030

Gentlemen:

         We have served as counsel to Allied Holdings, Inc., a Georgia corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-8 (the "Registration Statement") with respect to the registration of 500,000 shares (the "Shares") of the Company's common stock, no par value per share (the "Common Stock"), reserved for issuance in connection with the Allied Holdings, Inc. Amended and Restated Long Term Incentive Plan (the "Plan").

         In rendering this opinion, we have reviewed certain books and records of the Company and have made such other investigations as we have deemed necessary for purposes of this opinion. In such examinations, we have assumed the genuineness of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us, the authenticity of the originals of documents submitted to us as copies, and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

         As to questions of fact material to this opinion, we have relied solely upon certificates and statements of officers of the Company and certain public officials. We have assumed and relied upon the accuracy and completeness of the representations and warranties, certificates, and statements, the factual matters set forth therein, and the genuineness of all signatures thereon, and nothing has come to our attention leading us to questions the accuracy of the matters set forth therein. We have made no independent investigation with regard thereto and, accordingly, we do not express any view or belief as to matters that might have been disclosed by independent verification.

         Based upon and subject to the foregoing, we are of the opinion that, subject to compliance with the pertinent provisions of the Securities Act and to compliance with such securities or "Blue Sky" laws of any jurisdiction as may be applicable, when certificates evidencing the Shares have been duly executed, countersigned, registered, issued and delivered in accordance with the terms of the Plan and the respective stock option agreements entered into under and in accordance with the

Plan, the Shares will be duly and validly issued and outstanding, fully paid and non-assessable shares of Common Stock of the Company.

         We are members of the Bar of the State of Georgia. In expressing the opinions set forth above, we do not express an opinion on the laws of any jurisdiction other than the laws of the State of Georgia.

         We hereby consent to the filing of this opinion or copies thereof as an exhibit to the Registration Statement.


                                            Very truly yours,

                                            /s/ Troutman Sanders LLP